Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

SenesTech, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	2,261,252	$4.46	$10,085,183.92	0.0001531	$1,544.04

Total Offering Amounts:							$10,085,183.92		1,544.04
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,544.04

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of SenesTech, Inc. (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), that may become issuable by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

The amount registered represents (i) 2,188,308 shares of Common Stock issuable upon the exercise of warrants issued to certain holders in connection with the warrant inducement and (ii) 72,944 shares of common stock issuable upon the exercise of warrants issued to designees of the placement agent in connection with the warrant inducement.

Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Stock Market LLC on August 12, 2025.